UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 20, 2006

LYONDELL CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-10145	95-4160558
(Commission File Number)	(I.R.S. Employer Identification No.)

1221 McKinney Street, Suite 700, Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 652-7200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The descriptions set forth below are qualified in their entirety by the full text of the respective documents to which they refer, which documents are filed herewith.

Item 1.01 Entry into a Material Definitive Agreement

New Indentures

On September 20, 2006, Lyondell Chemical Company (the “Company”), the subsidiary guarantors party thereto, and The Bank of New York as Trustee entered into the following indentures (collectively, the “Indentures”) in connection with the Company’s issuance and sale of the Notes under the Registration Statement on Form S-3 (No. 333-137149): (1) the Indenture for the Company’s $875 million 8% Senior Unsecured Notes due 2014 (the “2014 Notes”) and (2) the Indenture for the Company’s $900 million 8.25% Senior Unsecured Notes due 2016 (the “2016 Notes” and collectively with the 2014 Notes, the “Notes”). The 2014 Notes, which will mature on September 15, 2014, will bear interest at an annual rate equal to 8%. The 2016 Notes, which will mature on September 15, 2016, will bear interest at an annual rate equal to 8.25%. Interest payments will be made semi-annually on each March 15 and September 15, beginning March 15, 2007. The Notes will be fully and unconditionally guaranteed by certain of the Company’s domestic restricted subsidiaries. The Indentures governing the Notes will contain certain covenants limiting or prohibiting the Company’s ability to and its restricted subsidiaries’ ability to: incur additional debt or issue subsidiary preferred stock; increase dividends on the Company’s capital stock; redeem or repurchase capital stock or repurchase subordinated debt; engage in transactions with certain affiliates, except on an arm’s-length basis; create liens or engage in sale and leaseback transactions; make some types of investments and sell assets; and consolidate or merge with, or sell substantially all assets to, another person. The Indentures contain customary event-of-default provisions. Under certain circumstances, a breach by the Company of the covenants or other requirements in the Indentures or other debt instruments of the Company, could permit the note holders to declare the outstanding debt under the breached Indenture due and payable. In addition, the respective debt agreements of the Company and its wholly-owned subsidiary, Equistar Chemicals, LP (“Equistar”), contain various event of default and cross-default provisions. Furthermore, a default under Equistar’s debt instruments could constitute a cross-default under the Company’s credit facility, which, under specified circumstances, would then constitute a default under the Indentures. Each of the Indentures is being filed with this Current Report on Form 8-K as Exhibits 4.29 and 4.30, respectively.

Supplemental Indenture

On September 20, 2006, the Company entered into a supplemental indenture (the “Supplemental Indenture”) to the Indenture dated as of May 17, 1999 (the “9.625% Note Indenture”), between the Company and The Bank of New York, as Trustee, in respect to the Company’s 9.625% Senior Secured Notes, Series A, due May 1, 2007 (the “2007 Notes”). The Supplemental Indenture was entered into to effect certain amendments to the 9.625% Note Indenture, including the elimination of substantially all the restrictive covenants, certain events of default, and certain other provisions. The Supplemental Indenture limits the circumstances under which the note holders may accelerate the payment of the 2007 Notes. The Supplemental Indenture is being filed with this Current Report on Form 8-K as Exhibit 4.9(d).

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See “New Indentures” under Item 1.01 above.

Item 3.03 Material Modification to Rights of Security Holders

See “Supplemental Indenture” under Item 1.01 above.

Item 8.01 Other Events

On September 20, 2006, the Company announced that it has closed its $1.775 billion senior unsecured note offerings consisting of the 2014 Notes and the 2016 Notes. The Company is using a portion of the net proceeds from the offerings to purchase approximately $760 million in aggregate principal amount of the 2007 Notes, representing approximately 90% of the outstanding principal amount of the 2007 Notes, that have been tendered pursuant to its previously announced cash tender offer and consent solicitation. The September 20, 2006 press release regarding the matter is being filed with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

4.9(d)	Fifth Supplemental Indenture dated as of September 20, 2006 between Lyondell Chemical Company and The Bank of New York, as Trustee

4.29	Indenture dated as of September 20, 2006 among Lyondell Chemical Company, the Subsidiary Guarantors party thereto, and The Bank of New York as Trustee for 8% Senior Unsecured Notes due 2014

4.29(a)	Form of Senior Unsecured Note (included in Exhibit 4.29)

4.30	Indenture dated as of September 20, 2006 among Lyondell Chemical Company, the Subsidiary Guarantors party thereto, and The Bank of New York as Trustee for 8.25% Senior Unsecured Notes due 2016

4.30(a)	Form of Senior Unsecured Note (included in Exhibit 4.30)

99.1	Press Release

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYONDELL CHEMICAL COMPANY

By:	/s/ Kerry A. Galvin
Name:	Kerry A. Galvin
Title:	Senior Vice President & General Counsel

Date: September 20, 2006

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INDEX TO EXHIBITS

Exhibit Number	Description

4.9(d)	Fifth Supplemental Indenture dated as of September 20, 2006 between Lyondell Chemical Company and The Bank of New York, as Trustee

4.29	Indenture dated as of September 20, 2006 among Lyondell Chemical Company, the Subsidiary Guarantors party thereto, and The Bank of New York as Trustee for 8% Senior Unsecured Notes due 2014

4.29(a)	Form of Senior Unsecured Note (included in Exhibit 4.29)

4.30	Indenture dated as of September 20, 2006 among Lyondell Chemical Company, the Subsidiary Guarantors party thereto, and The Bank of New York as Trustee for 8.25% Senior Unsecured Notes due 2016

4.30(a)	Form of Senior Unsecured Note (included in Exhibit 4.30)

99.1	Press Release

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